                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Lynch Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(aa)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

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     (4) Date Filed:

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

                                 LYNCH CORPORATION
                                8 SOUND SHORE DRIVE
                            GREENWICH, CONNECTICUT 06830

                                ----------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               TO BE HELD MAY 7, 1998

                                ----------------



To the Shareholders of                                         April 9, 1998
 LYNCH CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, May 7, 1998, at 3:00 P.M. for the following purposes:

    1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

    2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business on March 23, 1998 are entitled to receive notice of, and to vote at the Annual Meeting and any adjournments thereof.

    The Board of Directors encourages all shareholders to personally attend the annual meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of common stock may be represented at the annual meeting. Your cooperation is greatly appreciated.

                                            By Order of the Board of Directors

                                            ROBERT A. HURWICH
                                            Secretary

--------------------------------------------------------------------------------
IMPORTANT: YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION IS GREATLY APPRECIATED.
--------------------------------------------------------------------------------

                                LYNCH CORPORATION
                               8 SOUND SHORE DRIVE
                          GREENWICH, CONNECTICUT 06830

                                ----------------

                                 PROXY STATEMENT

    This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, Greenwich, Connecticut on May 7, 1998, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 9, 1998.

    Only shareholders of record at the close of business on March 23, 1998 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,418,248 shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

    An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                               ELECTION OF DIRECTORS

    Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted FOR the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

    The election of directors shall be determined by a plurality of the votes cast.

    All of the nominees have served as directors of the Corporation since the last annual meeting held May 8, 1997, except for David C. Mitchell. The By-laws of the Corporation provide that the Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 1998 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages 4-6 of this Proxy Statement. All such information has been furnished to the Corporation by the nominees.

                        NAME; AGE; BUSINESS EXPERIENCE
                           AND PRINCIPAL OCCUPATION
                    FOR LAST 5 YEARS; AND DIRECTORSHIPS IN                          SERVED AS
                 PUBLIC CORPORATIONS AND INVESTMENT COMPANIES                     DIRECTOR FROM
                 --------------------------------------------
E. Val Cerutti, 58

    Business Consultant (since 1992); President and Chief Operating Officer
        (1975-1992) of Stella D'oro Biscuit Co., Inc., producer of bakery products; Director of The Gabelli Convertible Securities Fund and The
        Gabelli Gold Fund.............................................................. 1990

Paul J. Evanson, 56

    President (since 1995) of Florida Power & Light Co.; Vice President, Finance
        and Chief Financial Officer of FPL Group, Inc. (since 1992), parent company of Florida Power & Light; President and Chief Operating Officer
        of the Corporation (1988-1992); Chairman (1990-1992) and President
        (1988-1992) of Spinnaker Industries, Inc., a subsidiary of the
        Corporation engaged in the manufacturing of adhesive backed materials;
        Director of FPL Group, Inc., Florida Power & Light Company and Southern
        Energy Homes, Inc.............................................................. 1988

John C. Ferrara, 46

    Financial Consultant (since 1997); Vice President and Chief Financial
        Officer (1989-1997) of Renaissance Communications Corp., a NYSE company which owned and operated television broadcast stations......................... 1997

Mario J. Gabelli, 55

    Chairman and Chief Executive Officer of the Corporation (since 1986);
        Chairman and Chief Executive Officer of Gabelli Funds, Inc., (since
        1980), an investment adviser and holding company for subsidiaries engaged in various aspects of the securities business (including GAMCO
        Investors, Inc. of which he is Chairman and Chief Executive Officer);
        Director/Trustee and/or officer of Gabelli International Growth Fund
        (since 1995), Gabelli Capital Series Funds, Inc. (since 1994), Gabelli
        Global Multimedia Trust Inc. (since 1994), Gabelli Gold Fund, Inc.
        (since 1994), Gabelli Global Series Funds, Inc. (since 1993), Gabelli
        Investor Funds, Inc. (since 1993), Gabelli Equity Series Funds Inc.
        (since 1991), The Gabelli Value Fund Inc. (since 1989), The Gabelli
        Convertible Securities Fund, Inc. (since 1989), The Gabelli Equity Trust
        Inc. (since 1986), The Gabelli Money Market Funds (since 1992), The
        Gabelli Growth Fund (since 1987) and The Gabelli Asset Fund (since
        1986); Director of East/West Communications, Inc.; Governor of the
        American Stock Exchange........................................................ 1986

                        NAME; AGE; BUSINESS EXPERIENCE
                           AND PRINCIPAL OCCUPATION
                    FOR LAST 5 YEARS; AND DIRECTORSHIPS IN                          SERVED AS
                 PUBLIC CORPORATIONS AND INVESTMENT COMPANIES                     DIRECTOR FROM
                 --------------------------------------------
David C. Mitchell, 56

    President of the Telephone Group and member of the Board of Directors of
        Rochester Telephone (now Frontier Corp.) until 1992; President and Chief
        Executive Officer of Personal Sound Technologies, Inc., a development stage new venture company bringing a technology hearing aid to market
        (1992-3); Advisor to C-Tec Corporation from 1993 to its corporate reorganization in 1997; Director of Commonwealth Telephone Enterprises,
        Inc. (where he has also served as an adviser), Cable Michigan, Inc., USN
        Communications, Inc., Marine Midland Bank (Rochester, NY Board), Finger
        Lakes Long Term Care Insurance Co. and IBS International
        Corp........................................................................... 1998

Salvatore Muoio, 38

    Principal and Chief Investment Officer of S. Muoio & Co. LLC, a securities advisory firm (since 1996); Security Analyst and Vice President of
        Lazard Freres & Co., L.L.C., an investment banking firm (1995-1996);
        Securities Analyst at Gabelli & Company, Inc. (1985-1995); Director of
        Emerging Communications, Inc................................................... 1995

Ralph R. Papitto, 71

    Chairman and Chief Executive Officer of AFC Cable Systems, Inc., a man-
        ufacturer and supplier of electrical distribution products (since 1993);
        Founder, Chairman and a Director of Nortek, Inc., a manufacturer of construction products (1967 - 1993); Director of AFC Cable Systems, Inc.
        and ACS Industries, Inc.; Chairman of the Board of Trustees of Roger
        Williams University............................................................ 1995

Morris Berkowitz and Paul P. Woolard resigned as directors of the Corporation and became directors emeritus, effective as of December 31, 1997.

                   OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were five meetings of the Board of Directors during 1997, and the Board acted twice by unanimous written consent.

    The Board of Directors has established three standing committees, the principal duties of which are described below:

    Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met three times during 1997. The present members are Messrs. Ferrara (Chairman) and Mitchell. Mr. Berkowitz was Chairman of the Committee until he became a director emeritus as of January 1, 1998.

    Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation 401(k) Savings Plan and Bonus Plan, as summarized on pages 7 through 11 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met three times during 1997 and acted once by unanimous written consent. The present members are Messrs. Papitto (Chairman), Cerutti and Evanson. A Subcommittee consisting of Messrs. Papitto and Cerutti deal with matters relating to the Principal Executive Bonus Plan. Mr. Woolard was Chairman of the Committee until he became a director emeritus as of January 1, 1998.

    Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Indiana law or by the By-laws of the Corporation, in the management affairs of the Corporation during intervals between meetings of the Board of Directors. The Executive Committee met once during 1997. The present members are Messrs. Gabelli (Chairman), Cerutti, Evanson and Papitto.

    The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                             COMPENSATION OF DIRECTORS

    Directors, who are not otherwise employees, receive an annual cash retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting and each committee meeting (which lasts for at least one hour) the Director attends and $15,000 worth of Common Stock of the Corporation at the beginning of each year (but not less than 200 shares). In addition, a non-employee director serving as a committee chairman receives an additional $2,000 annual cash retainer. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such.

    Messrs. Cerutti and Woolard received $8,000 as directors of Lynch Systems, Inc. for 1997.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 23, 1998, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s, Form 4s and Form 5s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.

                                 NAME OF                    AMOUNT AND NATURE       PERCENT
                            BENEFICIAL OWNER*            OF BENEFICIAL OWNERSHIP    OF CLASS
                            -----------------            -----------------------    --------
                    Barbara Ritzenthaler                         72,348               5.1%
                    Dimensional Fund Advisors, Inc.              89,200(1)            6.3%
                    Mario J. Gabelli                            326,034(2)           23.0%
                    E. Val Cerutti                                1,152(3)             **
                    Paul J. Evanson                               5,652                **
                    John C. Ferrara                                 414                **
                    David C. Mitchell                               400                **
                    Salvatore Muoio                                 852                **
                    Ralph R. Papitto                                952                **
                    Robert E. Dolan                                 235(4)             **
                    Robert A. Hurwich                               212(5)             **
                    All Directors and Executive
                      Officers as a group (ten in total)        335,903              23.7%

------------

    * The address of each holder of more than 5% of the Common Stock is as follows: Barbara Ritzenthaler--7-A West Jackson Avenue, Naperville, IL 60540; Dimensional Fund Advisors--1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli--Corporate Center at Rye, Rye, NY 10580.

    ** Represents holdings of less than one percent.

    (1) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 84,500 shares. Dimensional disclaims beneficial ownership of all such shares.

    (2) Includes 254,034 shares of Common Stock owned directly by Mr. Gabelli (including 3,120 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan), 2,000 shares owned by a charitable foundation of which Mr. Gabelli is a trustee and 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 20% interest. Mr. Gabelli disclaims beneficial ownership of the shares owned by the foundation and by the partnership, except for his 20% interest therein.

    (3) 500 shares are jointly owned with wife and sharing voting and investment power.

    (4) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.

    (5) Held for the benefit of Mr. Hurwich under the Corporation's 401(k) Savings Plan.

----------------

    Spinnaker is a majority-owned subsidiary of the Corporation whose Common Stock and Class A Common Stock is traded on the American Stock Exchange (AMEX). Mr. Gabelli may be deemed to be a beneficial owner of 2,237,203 shares (62.6% of the outstanding shares) of Spinnaker's Common Stock and 2,259,063 shares (63.3% of the outstanding shares) of Spinnaker's Class A Common Stock owned by the Corporation (through Lynch Manufacturing Corporation, a wholly-owned subsidiary of the Corporation) by virtue of his ownership of 23.0% of the shares of the Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock and Class A Common Stock of Spinnaker held by the Corporation. As of April 1, 1998, Mr. Evanson owns 1,500 shares of Spinnaker Common Stock and Mr. Dolan owns 1,125 shares of Spinnaker Common Stock.

    Morgan Group is an approximately 50% owned subsidiary of the Corporation whose stock is traded on the American Stock Exchange (AMEX). As of April 1, 1998 Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock. He may also be deemed to be a beneficial owner of 155,900 shares of Morgan Group's Class A Common Stock and 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of 23.0% of the shares of Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation.

                               EXECUTIVE COMPENSATION

    The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:

                                                SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION

NAME AND                                                                 LONG TERM                  ALL OTHER
PRINCIPAL                                                           COMPENSATION AWARDS           COMPENSATION
POSITION                        YEAR      SALARY($)  BONUS($)(1)  STOCK UNDERLYING OPTIONS(2)        ($)(3)
---------------------------------------------------------------------------------------------------------------------------
Mario J. Gabelli
  Chief Executive Officer,       1997      500,000           0          25,000                         200
  Chairman of the Board          1996      500,000           0              --                         200
  Chairman of the Executive
  Committee                      1995      325,000     625,000              --                         200

Robert E. Dolan                  1997      201,000           0           4,000                         200
  Chief Financial Officer        1996      172,500     200,000           4,000                         200
                                 1995      152,700     125,000              --                         200

Robert A. Hurwich                1997      156,000           0           1,500                         200
  Vice President-Admin-          1996      147,500      50,000           2,500                         200
  istration, Secretary,          1995      135,200      50,000              --                         200
  General Counsel

    (1) Bonuses earned during any fiscal year are generally paid during the following fiscal year. Mr. Gabelli used his 1995 bonus to purchase 10,373 shares of Common Stock from the Corporation.

    (2) Shares of Common Stock underlying Phantom Stock Plan awards.

    (3) The compensation reported represents contributions made by the Corporation to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for 1997.

                                                OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)
---------------------------------------------------------------------------------------------------------------------------
                               INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE ANNUAL RATES OF
                                                                              APPRECIATION FOR VALUE AT ASSUMED
                                                                                    STOCK PRICE OPTION TERM
---------------------------------------------------------------------------------------------------------------------------
                      NUMBER OF  PERCENT OF TOTAL
                     SECURITIES    OPTIONS/SARS
                     UNDERLYING     GRANTED TO
                    OPTIONS/SARS   EMPLOYEES IN  EXERCISE OR BASE
                       GRANTED      FISCAL YEAR        PRICE     EXPIRATION
        NAME             (#)                         ($/SH)(2)      DATE           5% ($)           10% ($)
         (a)             (b)            (c)             (d)          (e)             (f)              (g)
---------------------------------------------------------------------------------------------------------------------------
  Mario J. Gabelli     25,000           79            $70.11       3/6/02         $ 484,250       $1,070,000
---------------------------------------------------------------------------------------------------------------------------
  Robert E. Dolan       4,000           13            $70.11       3/6/02         $ 77,480         $ 171,200
---------------------------------------------------------------------------------------------------------------------------
  Robert A. Hurwich     1,500            5            $70.11       3/6/02         $ 29,055         $ 64,200
---------------------------------------------------------------------------------------------------------------------------

-----------

    (1) Grants were awards under the Phantom Stock Plan. The base price was the average price of the stock for the 30 trading days ending December 31, 1996. The grants vest on the first anniversary of the March 6, 1997, date of grant.

                                          AGGREGATE OPTION/SAR EXERCISES IN LAST
                                         FISCAL YEAR AND FY-END OPTION/SAR VALUES
---------------------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF SECURITIES UNDER-  VALUE OF UNEXERCISED IN-THE-
                                                          LYING OPTIONS/SARS AT FISCAL     MONEY OPTIONS/SARS AT
                         SHARES ACQUIRED ON VALUE REALIZED        YEAR-END (#)              FISCAL YEAR-END ($)
 NAME                       EXERCISE (#)          ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
 (a)                             (b)              (c)                  (d)                        (e)
---------------------------------------------------------------------------------------------------------------------------
 Mario J. Gabelli               None             None              None/25,000                $0/322,250
---------------------------------------------------------------------------------------------------------------------------
 Robert E. Dolan                None             None              4,000/4,000              $79,880/$51,560
---------------------------------------------------------------------------------------------------------------------------
 Robert A. Hurwich              None             None              2,500/1,500              $49,925/$19,335
---------------------------------------------------------------------------------------------------------------------------

                  EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

    The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administering the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employee directors.

    The objectives of the Corporation's executive compensation program are to:

    -   Support the achievement of desired Corporation performance.

    - Provide compensation that will attract and retain superior talent and reward performance.

    - Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

    - Evaluate the effectiveness of the Corporation's incentives for key executives.

    The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance. The Committee reviewed its executive compensation program for the chief executive officer with that of certain other companies, although it was difficult to find comparable companies, and the Committee based its compensation actions on factors other than specific comparisons to other companies.

EXECUTIVE OFFICER COMPENSATION PROGRAM

    The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Executive Stock Purchase Loan Plan, Lynch Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In 1996 the Corporation adopted a Phantom Stock Plan applicable to officers and employees of the Corporation.

BASE SALARY

    Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues relating to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and the other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. Salary increases for 1997 were based upon a variety of judgmental factors, including the individual performances of the officers in 1996 and their anticipated contributions to the Corporation in 1997, the increasing size and complexity of the Corporation and the general financial and strategic performance of the Corporation. With respect to Mr. Gabelli, the Committee believed that 1995 was the right time to raise Mr. Gabelli's salary to $500,000 per year, a more appropriate level and a more appropriate spread between his salary and the other officers of the Corporation.

BONUS PLAN

    The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers (other than the Principal Executive Officer, i.e., Mr. Gabelli) and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year less (ii) 25% of the Corporation's shareholders equity at the beginning of such year. For 1998 shareholders equity will be the average of shareholders' equity at the beginning of 1998 and 1997, and for 1999 and beyond shareholders equity will be the average of shareholders equity at the beginning of such year and the beginning of the two preceding years. The bonus pool would also be reduced by amounts paid pursuant to the Principal Executive Bonus Plan. See next paragraph below. The Executive Compensation and Benefits Committee in its discretion may take into consideration other factors and circumstances in determining the amount of the bonus pool and awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. The total bonuses paid for 1995 were generally in accordance with the bonus formula. The total bonuses paid for 1996 exceeded the bonus formula because of the work by management in achieving strategic goals, including investments in personal communications services, acquisitions and financings. No bonuses were paid to executive officers for 1997. The breakdown of the bonus pool is not based upon a formula but upon judgmental factors.

    Mr. Gabelli is the sole participant in the Principal Executive Bonus Plan adopted by the Board of Directors and approved by shareholders in 1997. The Principal Executive Bonus Plan is similar to the regular Bonus Plan, except that it (i) specifies a Maximum Annual Bonus (as defined therein) which is based on a maximum percentage (80%) of a specified bonus pool and (ii) removes the discretion of the Committee to award annual bonuses above the established Maximum Annual Bonus. The Plan is designed to satisfy an exemption from Section 162(m) of the Internal Revenue Code, which denies a deduction by an employer for certain compensation in excess of $1 million per year. No bonus was paid to Mr. Gabelli for 1997 under the Principal Executive Bonus Plan.

    A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement.

LYNCH PHANTOM STOCK PLAN

    In February 1996 the Corporation adopted a Phantom Stock Plan pursuant to which share units equivalent to one share of Common Stock of the Corporation may be awarded to officers and employees of the Corporation. The Committee administers the Phantom Stock Plan, including selecting the persons to be awarded share units and number of units to be awarded. Such share units are initially valued at a trailing average price of the Corporation's Common Stock (or such other price as the Committee determines), vest on the first anniversary of the date of grant and may be exercised by the grantee at any time after vesting and prior to the fifth anniversary of the date of Grant. Upon exercise the grantee is entitled to the difference between the market price of the Corporation's Common Stock on the date of exercise and the award value, multiplied by the number of share units exercised, and the Corporation may elect to pay the award with Common Stock of the Corporation for up to 100% of the value. Seven thousand four hundred units were awarded in February 1996, of which 4,000 were awarded to Mr. Dolan and 2,500 were awarded to Mr. Hurwich at $63.03 per share unit. Thirty-one thousand, seven hundred units were awarded in March 1997, of which 25,000 were awarded to Mr. Gabelli, 4,000 were awarded to Mr. Dolan and 1,500 were awarded to Mr. Hurwich at $70.106 per share unit. Three thousand nine hundred units were awarded in March 1998, of which 2,000 were awarded to Mr. Dolan and 1,000 were awarded to Mr. Hurwich at $84.63 per share unit. The awards were discretionary and not based upon a formula but were intended to give executive officers a substantially increased equity equivalent interest in the Corporation as a continuing incentive.

EXECUTIVE STOCK PURCHASE LOAN PLAN

    In December 1994, the Corporation adopted the Executive Stock Purchase Loan Plan ("Stock Loan Plan"). The Stock Loan Plan is intended to encourage stock ownership in the Corporation by its executive officers. The Corporation may loan up to one hundred percent (100%) of the purchase price of the shares to officers of the Corporation selected by the Chairman of the Board (who is not eligible to participate). The maximum amount of loans under the Stock Loan Plan is $100,000 per year ($30,000 per officer per year) and $200,000 in total, which amounts may be increased by the Board of Directors. Loans will bear interest (currently 6.34% per annum) and will be collateralized by the shares so acquired until the loan has been repaid. The shares may be put to the Corporation in full satisfaction of the loan principal. To date, no such loans have been made to any individual under the Stock Loan Plan.

LYNCH CORPORATION 401(K) SAVINGS PLAN

    All employees of the Corporation and certain of its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

    The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1997. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

    Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, employer contributions of $200 were paid to the accounts of each of Messrs. Gabelli, Dolan, and Hurwich, each of whom deferred $9,500 under the Plan during 1997, which amounts have been included for each individual in the Summary Compensation Table.

BENEFITS

    The Corporation provides medical, life and disability insurance benefits to the executive officers that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The following table sets forth compensation received by Mr. Gabelli since 1986 when Mr. Gabelli became Chairman and Chief Executive Officer of the
Corporation:

             1986   1987   1988     1989    1990    1991     1992     1993     1994     1995     1996     1997
             ----   ----   ----     ----    ----    ----     ----     ----     ----     ----     ----     ----
   Salary      0      0   60,000   90,000  90,000  90,000   150,000  150,000  150,000  325,000  500,000  500,000
   Bonus       0      0   30,000      0       0       0     100,000  250,000     0     625,000     0        0

    Mr. Gabelli performs the usual functions of the chief executive officer of a company and is particularly involved in the development of acquisition, investment and financial strategies. After considering the substantial increase in the size and scope of the Corporation, improved financial performance as reflected by the increase in private market value as well as public market value, and improved return on shareholder equity, the Compensation Committee recognized that Mr. Gabelli's 1994 and prior years' compensation was materially below that of chief executive officers of comparable companies. Therefore, the Committee increased Mr. Gabelli's salary to $500,000 per year effective July 1, 1995, with no raise since then, although the Committee may consider an increase during the course of 1998. In addition, the Committee recognizes the role of leadership, particularly that of the Chief Executive Officer, in developing existing businesses and in making strategic acquisitions. Therefore, it is considering other forms of "at risk" incentive compensation for Mr. Gabelli to maximize both the intrinsic value of the Corporation's assets and the market price of the Company's stock. Accordingly, the Committee granted Mr. Gabelli 25,000 units under the Corporation's Phantom Stock Plan in 1997. Previously, the Corporation authorized the sale by the Corporation to Mr. Gabelli of $625,000 of Common Stock in March 1996 (equal to Mr. Gabelli's 1995 bonus), which resulted in the purchase of 10,373 shares. 1997 was a year of certain accomplishments, including record EBITDA and the undertaking and/or completion of several important strategic steps, including spin-offs, acquisitions and financings. However, 1997 was also a year of certain disappointments including the profitability of certain manufacturing operations and the Corporation's C-Block PCS investment. Executive officers, including Mr. Gabelli, made substantial contributions to the Corporation's performance; however, no bonuses were awarded to Mr. Gabelli or the other executive officers.

                                    Ralph R. Papitto, Chairman of the Executive
                                    Compensation and Benefits Committee

    Mr. Paul P. Woolard was Chairman of the Committee until he became director emeritus as of January 1, 1998.

                                PERFORMANCE GRAPH

    The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1997 with the cumulative total return over the same period on the broad market, as measured by the American Stock Exchange Market Value Index, and on a peer group, as measured by a composite index based on the total returns earned on the stock of the publicly traded companies included in the Media General Financial Services database under the three Standard Industrial Classification
(SIC) codes within which the Corporation conducts the bulk of its business operations: SIC Code 4813, Telephone Communications, except Radio Telephone (105 companies), SIC Code 267, Converted Paper and Paperboard Products, except Boxes (33 companies) and SIC Code 4213, Trucking, except Local (52 companies). The data presented in the graph assumes that $100 was invested in the Corporation's Common Stock and in each of the indexes on December 31, 1992 and that all dividends were reinvested.

    Also presented in the graph is a second peer group trend line representing the total return on the American Stock Exchange Service Industry Subindex for the four fiscal years ended December 31, 1996. In prior years, the Service Industry Subindex was used to represent the Corporation's peer group in the Performance Graph; however, during 1997, the American Stock Exchange discontinued the publication of a number of previously published indexes including the Service Industry Subindex, and, as a result, the Corporation developed the composite index described above to represent its peer group performance in place of the Service Industry Subindex.

                 INVESTMENT OF $100 DOLLARS ON DECEMBER 31, 1992
                         WITH REINVESTMENT OF DIVIDENDS



                                     [GRAPH]

                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

    Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 1997, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities, excluding reimbursement of certain expenses related to Mr. Gabelli's employment by the Corporation (including approximately $147,000 reimbursement in connection with an airplane in part owned by a subsidiary of Gabelli Funds, Inc. ("GFI")), was less than $60,000.

    On August 12, 1996, GFI made a secured loan to the Corporation of $11.8 million, which was used by a subsidiary of the Corporation for a loan to Aer Force Communications B, L.P. (now East/West Communications, Inc. ("East/West")), of which the subsidiary was a 49.9% limited partner. East/West used the funds to bid on and win 10 megahertz licenses for personal communications services ("PCS") in the Federal Communications Commission ("FCC")'s F-Block Auction concluded in January 1997. The interest rate on the loan was 10% per annum plus a commitment fee of 1% and a special fee equal to a 10% net profits interest (after a capital charge) in the partnership. $10.1 million of the loan was repaid in January 1997 and the remainder repaid in August, 1997. In December 1997, the 10% net profits interest was converted into 10% of the common stock of East/West. As of August 12, 1996, Rivgam Communicators, L.L.C., a subsidiary of GFI, agreed to pay a subsidiary of the Corporation a 10% net profit interest (after a capital charge) in Rivgam in return for certain services provided or to be provided, by the Corporation's subsidiary in connection with bidding on and developing PCS licenses. In March, 1997 and February 1998, Bal/Rivgam, L.L.C. and BCK/Rivgam, L.L.C., in which affiliates of GFI have a 49.9% interest, agreed to pay the subsidiary a 5% net profits interest (after a capital charge) in Bal/Rivgam and BCK/Rivgam, respectively, in return for certain services provided or to be provided by the Corporation's subsidiary in connection with bidding on and developing wireless communication service licenses and local multipoint distribution services licenses. Mr. Gabelli is the principal shareholder of GFI and is its Chairman and Chief Executive Officer.

    In March, 1997, GFI and an affiliate made a secured loan to the Corporation of $10 million, which was used by the Corporation to close the acquisition of 60% of the stock of Upper Peninsula Telephone Company ("UPTC"), with GFI also purchasing approximately $1,581,000 of UPTC stock from the son of the selling shareholder. The loan bore interest at the prime rate with a commitment fee of 1% of the principal amount. The loan was paid off in June 1997, and the Corporation acquired the UPTC shares from GFI at the price paid by GFI at the same time as the Corporation acquired the shares of the minority shareholders of UPTC.

    The Corporation is expected to enter into a lease with GFI for approximately 5,000 square feet in a building in Rye, New York, recently purchased by an affiliate of Mr. Gabelli. The lease is expected to run through December 2003 and to provide for rent at approximately $18 per square foot per annum plus a minimum of $2.50 per square foot per annum for electricity, subject to adjustment for increases in tax and other operating expenses.

    At the Corporation's 1996 Annual Meeting of Shareholders, shareholders approved a proposal whereby if the Corporation needs funds: (i) it may retain Gabelli & Company, Inc. ("GSI"), a subsidiary of Gabelli Funds, Inc. ("GFI"), to obtain such funds, which funds may be provided by GSI or its Principal Accounts in the form of borrowings evidenced by promissory notes ("Notes"), (ii) if the Corporation were to default on the Notes, the holders would have the right to exchange Notes for notes convertible into Common Stock of the Corporation ("Convertible Notes") and (iii) if GSI or its Principal Accounts hold any Notes which would become exchangeable for Convertible Notes, the Corporation would use its best efforts to offer additional Convertible Notes (to the extent of Mr. Gabelli's direct or indirect equity interest in GSI or its Principal Accounts), on a pro rata basis to all shareholders of the Corporation, including Mr. Gabelli. GSI has no obligation to assist the Corporation in obtaining funds, and neither GSI, Mr. Gabelli nor GSI's Principal Accounts, have any obligation to provide funds. Reference is made to the Corporation's Proxy Statement dated June 7, 1996, for further information.

    In February 1998, the Corporation hired Mr. Mark M. Feldman as Executive Vice President--Corporate Development, pursuant to an employment agreement with a term through December 31, 1998, and providing for a salary of $250,000 per year, an annual bonus possibility in the Corporation's discretion and certain incentive compensation relating to transactions originated and introduced by him.

                              INDEPENDENT AUDITORS

    Representatives of Ernst & Young LLP, the Corporation's auditors for 1997, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1998.

    On August 25, 1997, the Corporation's majority-owned subsidiary Spinnaker Industries, Inc. ("Spinnaker") dismissed Deloitte & Touche LLP, independent accountants ("DT"), as the principal accountant for Central Products Company, a wholly owned subsidiary of Spinnaker ("Central Products"), and expanded the auditing responsibility of the Corporation's and Spinnaker's principal accountants, Ernst & Young, to include Central Products operations. Ernst & Young has served as the the Corporation's and Spinnaker's principal independent accountant since at least 1988. Ernst & Young referred to DT's audits of Central Products' financial statements as of December 31, 1995 and 1996 and for the year ended December 31, 1996 and the three months ended December 31, 1995, in its reports regarding its audits of the financial statements of Spinnaker and the Corporation.

    Spinnaker's Audit Committee, with the knowledge of the Corporation's Audit Committee, recommended the foregoing change in accountants to Spinnaker's Board of Directors, who approved such action on August 12, 1997. The Spinnaker Audit Committee's recommendation was based upon its desire to consolidate its annual audit process under one independent accounting firm.

    The reports of DT on Central Products' financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the three months ended December 31, 1995, have not contained an adverse opinion or a disclaimer of an opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with DT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during those two periods and in the subsequent interim periods, which, if they had not been resolved to the satisfaction of DT, would have caused it to make reference to such disagreement in its report on Central Products' financial statements.

    Effective March 19, 1996, The Morgan Group, Inc., a publicly traded subsidiary of the Corporation, replaced Arthur Andersen LLP ("Arthur Andersen") and retained Ernst & Young, which are the auditors for the Corporation, as Morgan's public accountants. Ernst & Young had expressed reliance on Arthur Andersen's audit for 1994 and 1995. Arthur Andersen's report on the company's financial statements during the 1994 and 1995 fiscal year prior to its replacement contained no adverse opinion or disclaimer of opinions, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change auditors was approved by Morgan's Board of Directors and the Corporation's Audit Committee.

    During the 1994 and 1995 fiscal years and until its replacement there were no disagreements between Morgan or the Corporation and Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

                             SECTION 16(a) REPORTING

    Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1997, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them.

                            PROPOSALS OF SHAREHOLDERS

    Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 401 Theodore Fremd Avenue, Rye, NY 10580 by no later than December 8, 1998, for inclusion in the Corporation's proxy statement and form of proxy relating to the 1999 Annual Meeting.

                                  MISCELLANEOUS

    The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

    The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 345 Hudson Street, New York, New York, 10014 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                  ANNUAL REPORT

    The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1997, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.

                                        By Order of the Board of Directors




                                        ROBERT A. HURWICH
                                        Secretary

Dated: April 9, 1998

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


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
                                LYNCH CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints Robert E. Dolan and Robert A. Hurwich, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 7, 1998 at 3:00 p.m., and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matters specified hereon, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

           THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE SHAREHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTORS LISTED IN
ITEM 1 AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

                (continued and to be signed on the reverse side)

                           /\ FOLD AND DETACH HERE /\

ELECTION OF DIRECTORS DULY NOMINATED:    E. Val Cerutti, Paul J. Evanson, John C. Ferrara, Marlo J. Gabelli, David
                                         C. Mitchell, Salvatore Muoio and Ralph R. Papitto.  (INSTRUCTION: To
        FOR         WITHHOLD             withhold authority to vote for one or more individual nominees, write such
        [ ]           [ ]                name or names on the space provided below.)


                                         -------------------------------------------------------------------------

                                                                           Please sign exactly as your name appears on this Proxy.
                                                                           All joint owners must sign.  When acting as attorney,
                                                                           executor, administrator, trustee or guardian, please give
                                                                           full title as such.  If a corporation, please sign in
                                                                           full corporate name by President or other authorized
                                                                           person.  If a partnership, please sign in full
                                                                           partnership name by authorized person.

                                                                           Dated:                          , 1998
                                                                                 ---------------------------

                                                                                                                    (L.S.)
                                                                           ----------------------------------------
                                                                                  (Signature of Shareholder)

                                                                                                                    (L.S.)
                                                                           ----------------------------------------
                                                                                  (Signature of Shareholder)

                                                                           PLEASE DATE, SIGN AND MAIL THIS PROXY IN
                                                                           THE ENVELOPE PROVIDED.

                           /\ FOLD AND DETACH HERE /\